AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into this 26th day of January, 2006, by and between Platinum Energy Resources, Inc., a Delaware corporation (“Parent”), Tandem Energy Holdings, Inc., a Nevada corporation (“Target”), and PER Acquisition Corp., a Delaware corporation (“Acquisition Sub”).

Background

The respective Boards of Directors of the parties hereto desire that Acquisition Sub, a wholly-owned Subsidiary of Parent, merge with and into Target upon the terms and subject to the conditions hereinafter set forth (such transaction being hereinafter called the “Merger”).

Terms and Conditions

In consideration of the mutual benefits to be derived from this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

Plan of Merger

1.01 Merger. At the Effective Time (as defined below), Acquisition Sub shall be merged with and into Target, which shall be and is hereby sometimes referred to as the “Surviving Corporation.” The Surviving Corporation shall continue its corporate existence as a Nevada corporation. As a result of the Merger, Acquisition Sub will cease to exist as a corporate body.

1.02 Effective Time and Closing. The “Effective Time” shall mean the date and time on which the Merger becomes effective under the laws of Nevada and Delaware by reason of the filing and acceptance by the Secretary of State of the States of Delaware and Nevada of necessary documentation in such form as is required by the relevant provisions of the Nevada Revised Statutes (“NRS”) and the Delaware General Corporation Law (“DGCL”) and duly executed and acknowledged by the appropriate parties hereto and thereafter delivered to the Secretaries of State of the States of Delaware and Nevada for filing, as soon as practicable on the Closing Date. The closing shall be held at the offices of Snell Wylie & Tibbals, 8150 N. Central, Dallas, Texas, or such other place as the parties may agree upon, immediately prior to the Effective Time (the “Closing”). The date on which the Closing is held is called the “Closing Date.”

1.03 Articles of Incorporation of Target. The Articles of Incorporation of Target shall be amended effective at the Effective Time of the Merger, by:

(a) Amending Article 1 thereof to read as follows:

“The name of the corporation is “Platinum Energy Corporation.”

(b) Amending Article 3 thereof to read as follows:

“The total number of shares of stock which the corporation is authorized to issue is 1,000 shares of Common Stock, par value One Dollar ($1.00) per share.”

In all other respects, the Restated Articles of Incorporation of Target shall remain unchanged.

1.04 Directors and Officers.

(a) From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of Mark Nordlicht and Barry Kostiner, each of such persons to serve until his successor is elected and qualified or until his earlier death, resignation or removal. If at or after the Effective Time a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law and by the Bylaws of the Surviving Corporation.

(b) From and after the Effective Time, the officers of the Surviving Corporation shall consist of Mark Nordlicht, President and Chief Executive Officer and Barry Kostiner, Vice President; Treasurer and Secretary, each of such persons to serve until his successor is elected and qualified or until his earlier death, resignation or removal.

ARTICLE 2

Shareholder Approval

2.01 Parent. Parent will use its best efforts to take all steps reasonably necessary to hold a meeting of its shareholders at the earliest practicable date for the purpose of submitting this Agreement to them for approval and requesting authorization of the Merger. In connection with such meeting of shareholders, Parent will solicit proxies from its shareholders and Parent and Target will cooperate with each other (including, without limitation, providing to each other appropriate information) for the purpose of complying with the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the proxy statement for such meeting. In its proxy statement, Parent shall include a recommendation of its board of directors that its shareholders approve the Merger.

2.02 Target. Target will use its best efforts to take all steps necessary to hold a meeting of its shareholders at the earliest practicable date for the purpose of submitting this Agreement to them for approval and requesting authorization of the Merger; provided, however, Target may, if it so elects and otherwise meets the requirements specified in Chapter 92A of the NRS, take action on this Agreement and the Merger by written consent. If Target elects to take action on this Agreement through a meeting of shareholders, Target will solicit proxies from its shareholders and Parent and Target will cooperate with each other in connection with the proxy statement for such meeting. In its proxy statement, Target shall include a recommendation of its board of directors that its shareholders approve the Merger.

2.03 Acquisition Sub. Parent, as the sole shareholder of Acquisition Sub, shall take or cause to be taken such action as may be required to permit Acquisition Sub to consummate the Merger.

ARTICLE 3

Conversion of Shares

3.01 Conversion of Shares. At the Effective Time, the manner and basis of converting the shares of stock of Acquisition Sub and Target shall be as follows:

(a) Each share of common stock of Acquisition Sub outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of Parent, be exchanged for and converted into, and shall become outstanding as, one share of the common stock of the Surviving Corporation and Parent as holder of the common stock of Acquisition Sub at the Effective Time will, without further action, become the holder of record on that date of the same number of Target Common Shares (as defined herein).

(b) Each Target Common Share held immediately prior to the Effective Time of the Merger as Target treasury stock, if any, shall by virtue of the Merger forthwith cease to exist and be cancelled and retired without payment of any consideration therefor.

(c) Each Target Common Share issued and outstanding immediately prior to the Effective Time (other than treasury shares) shall by virtue of the Merger be converted into the right to receive Two and 53/100 Dollars ($2.53) in cash, without interest thereon, from Parent in the manner provided in Section 3.02 hereof, and all other rights with respect thereto (subject, in the case of shares owned by dissenting Shareholders, to appraisal rights under Chapter 92A of the NRS) shall forthwith cease to exist and each such share shall be cancelled and retired upon receipt thereof. Notwithstanding the foregoing, the Major Shareholders and certain other members of management of Target have waived or will waive their right to receive forty cents ($.40) per share so that it can be allocated to the shareholders of Target who purchased their Target Common Shares directly from Target or through brokers or dealers in open market transactions, thus giving those Shareholders Four and 50/100 Dollars ($4.50) per share.

(d) Target Common Shares held by Parent at the Effective Time of the Merger shall be cancelled and retired, and no new shares of the Surviving Corporation or other property shall be issuable with respect thereto.

3.02 Surrender and Payment.

(a) Immediately prior to the Effective Time, Parent shall deliver to a disbursing agent selected by Target after consultation with Parent, all the costs of which will be paid by Parent (the “Agent”), the sum of One Hundred Two Million and No/100 Dollars ($102,000,000.00) less the amount of the Performance Deposit (as such term is defined in Section 3.06 of this Agreement) for purposes of paying in full the long-term indebtedness of Target and its Subsidiaries and the consideration shareholders of Target are entitled to receive as a result of the Merger.

(b) Except as provided in Section 3.01(d) above, at the Effective Time, each holder of a certificate which immediately prior to the Effective Time of the Merger represented issued and outstanding shares of Target Common Shares, shall be entitled, upon surrender thereof to Agent, to receive payment therefor in cash in the amount set forth in Section 3.01(c). Promptly, but in no event more than ten (10) days after the Effective Time, Parent shall cause to be mailed to each person who was, immediately prior to the Effective Time, a holder of record of issued and outstanding Target Common Shares, a letter of transmittal and instructions for use in effecting the surrender of the certificates therefor and Target shall ensure that a list of holders of Target Common Shares as of the Effective Time shall be delivered to Parent immediately after the Effective Time.

(c) If any payment for Target Common Shares is to be made in a name other than that in which the Certificate (as defined below) therefor is surrendered for exchange as registered, it shall be a condition of such payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment either pay to the Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Agent that such tax has been paid or is not payable.

(d) After the Effective Time there shall be no transfers on the stock transfer books of Target of Target Common Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers of Target Common Shares by dissenting shareholders pursuant to the applicable provisions of the NRS.

(e) Any cash in the hands of the Agent delivered pursuant to Section 3.02(a) above which remains unclaimed following twelve (12) months after the Effective Time shall be returned to Parent, and thereafter the holders of Target Common Shares shall look solely to Parent and not to the Agent as to any rights afforded to such holders pursuant to this Agreement, subject to applicable state laws.

(f) Agent, on behalf of each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Target Common Shares such amounts as may be required to be deducted and withheld with respect to the payment of taxes under the Internal Revenue Code of 1986, as amended (the “Code”), or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Target Common Shares in respect to the consideration due to such holders pursuant to this Agreement.

(g) If any certificate representing Target Common Shares (a “Certificate”) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, unless otherwise waived by the Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate the amounts to be paid hereunder.

3.03 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, except the last sentence of this Section 3.03, Target Common Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted such shares in favor of the Merger and who shall have timely filed with Target a written objection to the Merger and timely delivered to Target a written demand for the payment of the fair value of such Target Common Shares (“Dissenting Shares”) in the manner provided in Chapter 92A of the NRS shall not be converted into the right to receive, or be exchangeable for, the applicable consideration to be paid to the holders of such shares pursuant to Section 3.01 above, but the holders thereof shall be entitled to payment of the fair value of such shares as determined in accordance with the provisions of Chapter 92A of the NRS; provided, however, that if (i) any holder of Dissenting Shares shall subsequently deliver a written withdrawal of such demand with the written consent of Target, or (ii) the Merger shall be abandoned, terminated or rescinded, or (iii) the shareholders of Target or Parent shall fail to approve the Merger, or (iv) no demand or petition for the determination of fair value by a court shall have been made or filed within the time provided in Chapter 92A of the NRS, or (v) a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by Chapter 92A of the NRS, then the right of such shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall be restored retroactively without prejudice to any corporate proceeding which may have been taken by Target during the interim, and, in cases (i), (iv) or (v), such shares shall thereupon be converted into the right to receive, and be exchangeable for, as of the Effective Time, the consideration to be paid to the holders of such shares pursuant to Section 3.01 above. Target agrees that, prior to the Effective Time and without the prior written consent of Parent, it will not make any payment with respect to, or settle or offer to settle, any such objection by a holder of Dissenting Shares.

3.04 Major Shareholder Agreements. Notwithstanding anything in this Agreement to the contrary, each of the Major Shareholders hereby consents to the Merger, agrees to vote his Target Common Shares in favor of the Merger and agrees that he will not attempt to, and does not have the right to, exercise any rights to dissent with respect to the Merger.

3.05 Payment of Long Term Indebtedness. Simultaneously with the consummation of the Merger, Parent shall instruct the Agent to pay in full the indebtedness of Target or its Subsidiaries to Guaranty Bank, Tim G. Culp, P. Dyke Culp and Jack A. Chambers, provided that each holder of such indebtedness provides to Target at the time of such payment a release, in form and substance reasonably satisfactory to Parent, with respect to such indebtedness. The indebtedness of Target as of the date of this Agreement to foregoing persons is set forth in Schedule 3.05 attached hereto. Payment in full of this indebtedness shall constitute a non-waivable condition precedent to consummation of the Merger.

3.06 Performance Deposit. Contemporaneously with the execution of this Agreement, Parent shall deposit with Snell Wylie & Tibbals, as escrow agent (the “Escrow Agent”) the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) as a deposit (the “Performance Deposit”) to be applied to the purchase of the Target Common Shares; provided, however, that in the event this Agreement is terminated for any reason other than a material breach of this Agreement by Target, the Escrow Agent shall distribute the Performance Deposit to the Target and Parent shall have no rights whatsoever to claim any portion of the Performance Deposit.

ARTICLE 4

Representations and Warranties

4.01 Representations and Warranties of Target. Target represents and warrants to Parent that the following are true and correct on the date of this Agreement and will be true and correct as of the Effective Time:

(a) Organization and Qualification.

(i) Target is a corporation duly organized, validly existing and, upon the filing of the necessary reinstatement documents with the Secretary of State of Nevada will be, in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as it is now being conducted, and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Target is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect. The copies of Target's Articles of Incorporation and Bylaws will be delivered to Parent and will be true, complete and correct as of the date hereof. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power to carry on its respective business as it is now being conducted, and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of their respective properties owned or leased or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect. The copies of each Subsidiary’s formation documents previously delivered to Parent are true, complete and correct as of the date hereof.

(ii) Target owns 100% of the capital stock of Tandem Energy Corporation, a Colorado corporation (“TEC”), and there are no rights of any third party to purchase or acquire any shares of capital stock of TEC. Target owns 100% of the capital stock of Mixon Drilling, Inc. (“Mixon”) and there are no rights of any third party to purchase or acquire any shares of capital stock of Mixon. Target owns 33.33% of the limited partnership units in Spring Creek Limited Partnership (“SCLP”). Target has no other Subsidiaries, and does not own, directly or indirectly, any capital stock or other ownership, participation or equity interest in any corporation, partnership, limited liability company, association, joint venture or other entity, and there are no outstanding contractual obligations or commitments of Target or any Subsidiary to acquire or make any investment in any shares of capital stock or other ownership, participation, or equity interest in any corporation, partnership, limited liability company, association, joint venture, or other entity.

(b) Capitalization. The authorized capital stock of Target consists of 100,000,000 Target Common Shares, 23,799,322 of which are currently issued and outstanding. All of the Target Common Shares have been duly authorized and validly issued and are fully paid and nonassessable. Target does not hold any shares of its own capital. No Target Common Shares are subject to any pledges, security interests, other liens, restrictions on transfer, encumbrances or other rights of any kind or nature (“Encumbrances”). All outstanding shares of capital stock of the Subsidiaries of Target are fully owned by Target or a wholly-owned Subsidiary of Target, free and clear of any Encumbrances. Except as set forth in this Section 4.01(b), there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, other equity securities of any kind or nature or any other agreements of any kind or nature obligating Target or any shareholder of Target to issue, sell or otherwise transfer any additional Target Common Shares or any other shares of capital stock of Target or any other securities convertible into or evidencing the right to subscribe for any Target Common Shares. All of the outstanding securities of Target were issued in compliance with all applicable federal and state securities and corporate laws, and none of the outstanding securities has been issued in violation of any preemptive rights, rights of first refusal or similar rights. Neither Target nor, to Target’s knowledge, any Shareholder is a party to any voting trust agreement or other contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to voting, dividend or other rights with respect to any of the capital stock of Target. No amounts attributed to the earnings or assets of Target have been distributed, or deemed distributed, by Target to any holder of the Target's capital stock. The number of Target Common Shares owned by each of the Major Shareholders is set forth in Schedule 4.01(b) attached hereto.

(c) Authority Relative to this Agreement. Except for the required approval by Target’s shareholders to be obtained pursuant to this Agreement prior to the Effective Time, Target has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Target and, except for the required approval of Target’s shareholders to be obtained pursuant to this Agreement prior to the Effective Time, no other corporate proceedings on the part of Target are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Target, and, assuming this Agreement constitutes a valid and binding obligation of Parent, this Agreement constitutes a valid and binding agreement of Target, enforceable against Target in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and by general equitable principles.

(d) Absence of Certain Changes. Since the Balance Sheet Date (as hereinafter defined), no event has occurred that has had or could have a Material Adverse Effect. Since the Balance Sheet Date, there has not been, directly or indirectly, (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Target Common Shares, any return of any capital or other distribution of assets to shareholders, or any redemption or other acquisition by Target of Target Common Shares or other securities or obligations of Target; (ii) any significant change by Target or any Subsidiary in accounting methods, principles or practices except as required by a change in generally accepted accounting principles, (iii) any direct or indirect material purchase or other acquisition of stock of any individual or entity of any kind or nature (collectively, “person” or “Person”), or any direct or indirect loan, advance (other than advances to employees for travel or entertainment expenses in the ordinary course of business) or capital contribution to any person, (iv) a grant of any general increase in the compensation of its officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any such officer or employee; and (v) any agreement to take, whether in writing or otherwise, any action which would make or have made any representation or warranty in this Article 4 untrue or incorrect. Since the Balance Sheet Date, Target and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice. Since the Balance Sheet Date, neither Target nor any of its Subsidiaries have (A) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim, except for write-offs in the ordinary course of business consistent with past practices, (B) suffered any loss of property or waived any right whether or not in the ordinary course of business, except where such loss or waiver would not have a Material Adverse Effect, (C) (i) granted any severance or termination pay to any of its directors, officers, employees or consultants, (ii) increased any benefits payable under any existing severance or termination pay policies or employment agreements, or (iii) increased the compensation, bonus or other benefits payable to any of its directors, officers, consultants or employees, (D) made any material change in the manner of its business or operations, (E) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (F) entered into any commitment (contingent or otherwise) to do any of the foregoing.

(e) Financial Statements. Target has provided to Parent, or will provide to Parent within thirty (30) days of the date of this Agreement, true and complete copies of (i) the audited consolidated balance sheet of Target and its Subsidiaries as of December 31, 2004, and the related audited statements of operations and changes in stockholders' equity for the fiscal year then ended, and (ii) the unaudited consolidated balance sheet of Target and its Subsidiaries and the related unaudited statements of operations for the period ended December 31, 2005 (collectively, the “Financial Statements”). The Financial Statements (i) have been, or will be, prepared in accordance with generally accepted accounting principles (“GAAP”) on a basis consistent throughout the periods covered thereby; (ii) present, or will present, fairly, in all material respects, the financial condition of Target and its Subsidiaries as of the dates thereof and the results of their operations for the periods then ended; and (iii) are, or will be, consistent with the books and records of Target and its Subsidiaries, which books and records are true, correct and complete in all material respects. For purposes of this Agreement, the “Balance Sheet” means the consolidated balance sheet of Target and its Subsidiaries dated as of December 31, 2005, and the “Balance Sheet Date” means December 31, 2005. All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements and are required, under GAAP, to be recorded or disclosed in the balance sheets included in the Financial Statements or disclosed in notes to the Financial Statements are, or will be, so recorded or disclosed.

Since the Balance Sheet Date there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Target or any of its Subsidiaries, which has had or is reasonably likely to have a Material Adverse Effect. To Target’s knowledge, the accounts receivable of Target and its Subsidiaries included in the Balance Sheet are reasonably expected to be collectible substantially in full over a reasonable period subject to reserves for bad debt established therefor and which are reflected in the Financial Statements (by use of Target's or its Subsidiaries’ normal collection methods without resort to litigation or reference to a collection agency), and to Target’s knowledge, (i) there do not exist any defenses, counterclaims and set-offs which would materially adversely affect such receivables, and (ii) all such receivables are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of Target and its Subsidiaries. Target and its Subsidiaries have performed all obligations in all material respects with respect thereto which they were obligated to perform to the date hereof.

(f) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Target nor the consummation of the transactions contemplated hereby do or will, so long as the required approval of Target’s shareholders is obtained prior to the Effective Time, (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Target or similar governing documents of any Subsidiary of Target; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except the filing of the Articles of Merger (or similar document) pursuant to the NRS and the DGCL or where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate result in a Material Adverse Effect; (iii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Target or any of its Subsidiaries is a party or by which Target, any of its Subsidiaries or any assets of Target or any of its Subsidiaries may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Target, any of its Subsidiaries or any of their respective assets or result in any suspension, revocation, impairment, forfeiture or nonrenewal of any license, or right to effect any such action, except where the failure to do so would have a Material Adverse Effect.

(g) Condition of Properties. To the knowledge of Target, except as may be limited by the ordinary course of business occurring on a day-to-day basis, all properties and assets owned or utilized by Target or its Subsidiaries, specifically including, but not limited to, the oil and gas properties owned by Target or its Subsidiaries, are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Target and its Subsidiaries), ordinary wear and tear excepted, and have been maintained consistent with prudent industry practice. No other assets or properties are needed to permit Target and its Subsidiaries to carry on its business as conducted during the preceding 12 months and as proposed to be conducted. To the knowledge of Target, all buildings, plants and other structures owned or otherwise utilized by Target and its Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and have no structural defects or other defects (except such minor defects as do not significantly interfere with the use thereof in the conduct of the normal operations of Target and its Subsidiaries) and are suitable and adequate for the purposes for which they are presently being used.

(h) Intellectual Property. Target and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property Rights”) which are material to the condition (financial or otherwise) or conduct of the business and operations of Target and its Subsidiaries. To the knowledge of Target, (i) the use of Intellectual Property Rights by Target does not infringe on the Intellectual Property Rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of Target or its Subsidiaries which could have a Material Adverse Effect; and (ii) no one or more persons are, in any manner that in the aggregate could have a Material Adverse Effect, infringing on any Intellectual Property Right of Target and its Subsidiaries. No claims are pending or, to the knowledge of Target, threatened that Target or any Subsidiary is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right.

(i) No Undisclosed Liabilities. Target and its Subsidiaries have no debt, liability or obligation of any kind, whether accrued, absolute, contingent, inchoate, determined, determinable, or otherwise, except for (i) liabilities or obligations which, individually or in the aggregate, would not have a Material Adverse Effect; (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; (iii) liabilities or obligations disclosed in the Balance Sheet or footnotes thereto; and (iv) liabilities or obligations arising in the ordinary course of business after the Balance Sheet Date and which do not have a Material Adverse Effect.

(j) No Litigation. There is no suit, action, proceeding, or investigation presently pending or, to the knowledge of Target, threatened against or affecting Target or any of its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect or prevent, hinder or materially delay the ability of Target to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental authority or arbitrator outstanding against Target or any of its Subsidiaries which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k) Compliance with Laws and Permits. Neither Target nor any of its Subsidiaries is in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under (a) its Articles of Incorporation, Bylaws or other organizational documents, or (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any governmental authority. Target and its Subsidiaries have obtained and hold all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all governmental authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets (the “Target Permits”), except for Target Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect. None of the Target Permits will be adversely affected by the consummation of the transactions contemplated hereunder or requires any filing or consent in connection therewith. Target and its Subsidiaries are in compliance with the terms of the Target Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. All of the Target Permits are in full force and effect and no action or claim is pending nor, to the knowledge of Target, is threatened to revoke or terminate any Target Permit or declare any Target Permit invalid in any material respect. No investigation or review by any governmental authority with respect to Target or any Subsidiary is pending or, to the knowledge of Target, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect.

(l) Title to Assets. Target and its Subsidiaries have Good, Marketable and Defensible Title to all of its Oil and Gas Interests. All leases relating to the Oil and Gas Interests are in full force and effect, and neither Target nor any Subsidiary has received any notice of default under any such lease. Target or its Subsidiaries own or lease all of the assets necessary to operate and conduct the Business in a manner consistent with the past and own or lease, respectively, all of the assets purported to be owned or leased by Target or its Subsidiaries, as applicable.

(m) Oil and Gas Operations. To the knowledge of Target, as to wells not operated by Target or its Subsidiaries, and without qualification as to knowledge, as to wells operated by Target or its Subsidiaries:

(i) As of the date of this Agreement, (i) none of the wells included in the Oil and Gas Interests of Target and its Subsidiaries has been overproduced such that it is subject or liable to being shut-in or to any overproduction penalty, (ii) neither Target nor any Subsidiary has received any deficiency payment under any gas contract for which any person has a right to take deficiency gas from Target and/or any Subsidiary, and (iii) neither Target nor any Subsidiary has received any payment for production which is subject to refund or recoupment out of future production;

(ii) There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Target and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(iii) All wells included in the Oil and Gas Interests of Target and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect;

(iv) Neither Target nor its Subsidiaries have agreed to nor are they now obligated to abandon any well operated by it and included in the Oil and Gas Interests of Target and its Subsidiaries that is or will not be abandoned and reclaimed in accordance with applicable laws, rules, and regulations and good oil and gas industry practices;

(v) Proceeds from the sale of Hydrocarbons produced from and attributable to Target's and its Subsidiaries’ Oil and Gas Interests are being received by Target and/or its Subsidiaries in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $5,000 and held in suspense in the ordinary course of business);

(vi) Subject to the terms of Section 4.01(n) below, no person has any call on, option to purchase, or similar rights with respect to Target's or any Subsidiary’s Oil and Gas Interests or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, Parent will have the right to market production from Target's and its Subsidiaries’ Oil and Gas Interests on terms no less favorable than the terms upon which Target and its Subsidiaries are currently marketing such production; and

(vii) All royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to Target's and its Subsidiaries’ Oil and Gas Interests, have been or will be, prior to the Effective Time, properly and correctly paid or provided for in all material respects, except for those for which Target or any of its Subsidiaries has a valid right to suspend and for which Target or any of its Subsidiaries has created appropriate suspense accounts.

(n) Hydrocarbon Sales and Purchase Agreements.

(i) None of the Hydrocarbon Sales Agreements of Target or its Subsidiaries or Hydrocarbon Purchase Agreements of Target or its Subsidiaries has required, or will require as of or after the Closing Date, Target, a Subsidiary or Parent (i) to have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the market value price that would have been, or would be, received pursuant to any arm's-length contract with an unaffiliated third-party purchaser or (ii) to have purchased or received, or to purchase or receive, Hydrocarbons for a price materially greater than the market value price that would have been, or would be, paid pursuant to an arm's-length contract with an unaffiliated third-party seller;

(ii) Each of the Hydrocarbon Agreements of Target or any of its Subsidiaries is valid, binding, and in full force and effect, and no party is in material breach or default of any Hydrocarbon Agreement of Target or any of its Subsidiaries, and to the knowledge of Target, no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification, or acceleration under any Hydrocarbon Agreement of Target and its Subsidiaries;

(iii) There have been no claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of Target or any of its Subsidiaries, and neither Target nor its Subsidiaries have made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of Target and its Subsidiaries;

(iv) Payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement of Target or any of its Subsidiaries have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) materially in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;

(v) No purchaser under any Hydrocarbon Sales Agreement of Target or any of its Subsidiaries has notified Target or a Subsidiary (or, to the knowledge of Target, the operator of any property) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement of Target or any of its Subsidiaries or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any hydrocarbon sales agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise;

(vi) Neither Target nor any Subsidiary is obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment arrangement, a “take-or-pay” or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an oil and gas interest of Target or any of its Subsidiaries at some future time without then or thereafter receiving payment therefor;

(vii) The information heretofore provided to Parent by Target contains a true and correct calculation of Target's and its Subsidiaries’ gas balancing positions as of the dates shown therein; and

(viii) The Hydrocarbon Agreements of Target or any of its Subsidiaries are of the type generally found in the oil and gas industry, do not, individually or in the aggregate, contain unusual or unduly burdensome provisions that would, individually or in the aggregate, have a Material Adverse Effect, and are in form and substance considered normal within the oil and gas industry.

(o) Environmental Matters.

(i) With respect to environmental matters, (A) the properties and Assets of Target and its Subsidiaries have not violated and do not violate any order or requirement of any governmental authority or any Environmental Law, nor are there any conditions existing on, in, at, under, or about or resulting from the past or present operations of the Target’s and its Subsidiaries’ properties and Assets that may give rise to any on-site or off-site investigation or remedial obligations under any Environmental Laws, and to Target's knowledge the ownership and/or operation of Target’s and its Subsidiaries’ properties and Assets have been in compliance with Environmental Laws; (B) Target’s and its Subsidiaries’ properties and Assets are not subject to any existing, pending or threatened notice of violation, action, suit, investigation, inquiry or proceeding by or before any court, any applicable tribal authority or any other governmental authority or arbitrator with respect to environmental matters, nor has any such notice been issued that has not been fully satisfied and complied with in a timely manner so as to bring Target’s or its Subsidiaries’ properties and Assets into full compliance with Environmental Law; (C) no lien, deed notice or use restriction has been recorded pursuant to any Environmental Law with respect to Target’s or its Subsidiaries’ properties or Assets; (D) to Target's knowledge, all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with Target’s and its Subsidiaries’ operations, properties and Assets, including, without limitation, those relating to the past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment have been duly obtained or filed, and Target and its Subsidiaries has been and are in compliance with the terms and conditions of all such notices, permits, licenses and, similar authorizations; (E) to Target’s knowledge, all hazardous substances or solid waste generated at or as a result of Target’s and its Subsidiaries’ operations, properties and Assets have, since the effective date of the relevant requirements of RCRA, been transported, treated and disposed of only by carriers maintaining valid authorizations under RCRA and any other Environmental Law and only at treatment storage and disposal facilities maintaining valid authorizations under RCRA and any other Environmental Law, which carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any governmental authority in connection with any Environmental Law; (F) neither the Target or its Subsidiaries currently own or operate, nor in the past have owned or operated, any property that is on the United States Environmental Protection Agency’s National Priorities or CERCLIS list, or any similar list; (G) to Target’s knowledge, no hazardous substance or solid waste has been disposed of or otherwise released (including without limitation discharges or releases into pits) and there has been no threatened release of any hazardous substances or solid waste, on, to, from or as a result of Target’s and its Subsidiaries’ operations, properties or Assets except in compliance with Environmental Law, and there are no storage tanks or other containers on or under any of Target’s and its Subsidiaries’ properties and assets from which hazardous substances, petroleum products or other contaminants may be released into the surrounding environment; (H) neither Target nor its Subsidiaries has owned, operated or leased any real property other than the properties currently owned, leased or operated; and (I) to Target’s knowledge, there is no liability (contingent or otherwise) in connection with any release or threatened release of any hazardous substance or solid waste into the environment as a result of or with respect to the Assets.

(ii) As used herein, the term “Environmental Law” shall mean any and all laws, statutes, ordinances, rules, regulations, notices, orders or determinations of any tribal authority or other governmental authority pertaining to health or the environment, including, without limitation, the Clean Air Act, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended; the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Resource Conservation, and Recovery Act of 1976 (“RCRA”), as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Hazardous & Solid Waste Amendments Act of 1984, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Hazardous Materials Transportation Act, as amended; any state laws pertaining to the handling of oil and gas exploration or production wastes or the use, maintenance and closure of pits and impoundments; and any other environmental conservation or protection laws. For purposes of this Agreement, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (A) to the extent the laws of the jurisdiction wherein any assets are located establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply and (B) the terms “hazardous substance”and “solid waste” shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA or the state analogues to those statutes. For purposes of this Agreement, the term “governmental authority” includes the United States, the state, county, city, tribal and political subdivisions in which the Assets are located or which exercises jurisdiction over any of Target’s and its Subsidiaries’ operations, properties and Assets, and any agency, department, commission, board, bureau or instrumentality, or any of them, that exercises jurisdiction over any of the Target’s and its Subsidiaries’ operations, properties and Assets.

(p) Taxes.

(i) Target and its Subsidiaries have duly filed all Federal, state, local and other Tax Returns (as defined below) required to be filed by them, except for Tax Returns for local or state sales, use or income taxes in respect of which Target and its Subsidiaries have not been notified of an obligation to file and which, individually and in the aggregate, the failure to file at the time required to be filed will not have a Material Adverse Effect, and have duly paid or made adequate provision for the payment of all Taxes (as defined below) shown to be due thereon. All such Tax Returns are true, correct and, to Target's knowledge, complete. All assertions of deficiencies or assessments of Taxes due and payable by Target or any Subsidiary have been paid or provided for or are being contested in good faith by appropriate proceedings except for deficiencies or assertions the non-payment of which would not have a Material Adverse Effect. To Target's knowledge, no issue has been raised by the Internal Revenue Service or any foreign, state or local taxing authority in any such examination which, by application of the same or similar principles, resulted in assessments or deficiencies for the period so examined or could reasonably be expected to result in a proposed deficiency for any period not so examined. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, foreign, state or local income tax return for any period. The liabilities and reserves for Taxes reflected in the Balance Sheet were adequate as of the Balance Sheet Date and to Target's knowledge, there are no material liens for Taxes upon any property or assets of Target or any Subsidiary except liens for Taxes not yet due or the validity of which is being contested in good faith by appropriate proceedings. All Taxes that Target or any Subsidiary is required by law to withhold or collect have been duly withheld or collected and, to the extent required by law, have been paid to the appropriate governmental authorities or properly deposited. Neither Target nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code.

(ii) No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither Target nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement. Neither Target nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of which was Target or (B) has any liability for the Taxes of any person other than Target or its Subsidiaries. Neither Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date as a result of any (1) change in method of accounting, (2) intercompany transaction or excess loss account or (3) installment sale.

(iii) As used herein “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, liabilities, additional amounts, penalties and additions to tax.

(iv) The term “Tax Return” shall mean any report, return, information return or other document (including related or supporting Information) filed or required to be filed by Target or any of its Subsidiaries with any governmental authority or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on Target or its Subsidiaries) or the administration of any law, regulation or administrative requirements relating to any Tax.

(q) Insurance. Each insurance policy maintained by Target and its Subsidiaries covering Target, the Subsidiaries and their respective business, employees, agents and assets, copies of which have been provided to Parent, is in full force and effect and is reasonable in coverage and amount in relation to the risks to which Target, its Subsidiaries and their respective employees, businesses, properties and other assets may be exposed in the operation of its business prior to the Closing. None of such policies shall, pursuant to their terms, in any way be affected by or terminate or lapse by reason of this Agreement or the Merger. No notice of cancellation or termination has been received with respect to any such policy.

(r) Brokerage Fees and Commissions. No person is entitled to receive from Target or its Subsidiaries any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby.

(s) Contracts. All of Target’s and its Subsidiaries’ Contracts are valid and binding obligations of Target and its Subsidiaries and, to the knowledge of Target, of the other respective parties thereto. Target and its Subsidiaries have duly performed their respective obligations under all Contracts and, to the knowledge of Target, each other party thereto has performed its obligations thereunder. Neither Target, its Subsidiaries nor any other party is in breach of any term or provision of any Contract.

(t) SEC Registration Status. Target and its Subsidiaries are not required to file and do not file any periodic or other reports under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

(u) Affiliated Transactions. There are no Contracts or other material transactions or agreements between Target or any of its Subsidiaries, on the one hand, and any (a) officer or director of Target or of any of its Subsidiaries; (b) Major Shareholder; or (c) affiliate of any such officer, director or Major Shareholder.

(v) Internal Controls. Target and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w) Employee Matters. Target and its Subsidiaries (i) are in compliance with all applicable federal, state and foreign laws, rules, and regulations respecting employment, employment practices, terms and conditions of employment, and wages and hours, in each case, with respect to employees of any of them; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees of any of them; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) other than routine payments to be made in the normal course of business and consistent with past practice, are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security, or other benefits for employees of any of them. Neither Target nor its Subsidiaries have any employment agreement or similar agreement with any employee or consultant of Target or a Subsidiary; provided, however, Mixon has an agreement with one of its employees to pay that employee ten percent (10%) of the annual net profits of Mixon. Neither Target nor any of its Subsidiaries is a party to any collective bargaining or other union contract. There is no pending nor, to the knowledge of Target, any threatened, grievance, or litigation relating to labor, safety, or discrimination matters involving any employee of Target or any of its Subsidiaries which would reasonably be likely to have a Material Adverse Effect. Neither the execution and delivery of this Agreement or the Merger nor the consummation of the transactions contemplated hereby or thereby will constitute a “change of control” or similar event under any employment or severance plan, program, agreement or other arrangement with Target or any of its Subsidiaries. No employee of Target or any of its Subsidiaries, to Target’s knowledge, is in violation of any term of any non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Target or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others.

(x) Employee Plans. Neither Target nor any of its Subsidiaries maintains any plans which would be considered an “employee benefit plan” under the Employee Retirement Income Security Act of 1974, as amended. Target and its Subsidiaries maintain a medical insurance plan and a term life insurance plan for its employees (the “Employee Plans”). Each Employee Plan has been maintained and operated in all material respects in accordance with its terms and with the provisions of applicable law. All insurance premiums and other payments required to be made to or under each Employee Plan with respect to all periods prior to the Closing have been made or provided for. Each Employee Plan may be unilaterally terminated or amended by Target or a Subsidiary at any time. The consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement.

(y) Bank Accounts. Schedule 4.01(y) contains a true, correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Target and its Subsidiaries maintain safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

(z) Accuracy of Information. All of the information, reports and other data furnished to Parent by or on behalf of Target or its Subsidiaries in connection with the transactions contemplated by this Agreement is and will be accurate and complete in all material respects at the time so furnished, and none of such information contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, under the circumstances in which they are made, not misleading. The information supplied by Target for inclusion in the proxy statement to be supplied by Parent to its shareholders shall not at the time the proxy statement is mailed to Parent’s shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated in the proxy statement or necessary in order to make statements in the proxy statement, in light of the circumstances under which they were made, not misleading, and the information included or supplied by on or behalf of Target for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not, on the date the proxy statement is first mailed to shareholders of Parent, at the time such Regulation M-A Filing is filed with the SEC, at the time of the Parent shareholders’ meeting and at the Effective Time contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the proxy statement not false or misleading, or omit to state any material fact necessary to correct any a statement in any earlier communications with respect to the solicitation for proxies for the Parent shareholders’ meeting that has become false or misleading.

4.02 Representations and Warranties of Parent. Parent represents and warrants to Target that the following are true and correct on the date of this Agreement and will be true and correct as of the Effective Time:

(a) Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws of Parent previously delivered to Target are true, complete and correct as of the date hereof.

(b) Authority Relative to this Agreement. Except for the required approval of Parent’s shareholders to be obtained pursuant to this Agreement prior to the Effective Time, Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and except for the required approval of Parent’s shareholders, no other corporate proceedings on the part of Parent is necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of Target, this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and by general equitable principles.

(c) Shareholder Materials. None of the information supplied by Parent and its affiliates specifically for inclusion in the letter to shareholders, notice of meeting (if applicable), proxy or information statement or proxy (if applicable) sent by Target to its Shareholders shall, at the time such materials are mailed, at the time of the meeting (if applicable) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by Parent and its affiliates specifically in connection with the Merger shall, at the respective time such documents are supplied, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent nor the consummation of the transactions contemplated hereby will, so long as the required approval of Parent’s shareholders is obtained, (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Parent, or any other similar governing documents of any subsidiary of Parent; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except the filing of the Articles of Merger pursuant to the NRS and the DGCL or where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the Merger or would not otherwise prevent Parent from performing its obligations under this Agreement; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not result in a material adverse effect on Parent; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their respective assets, except for violations which would not result in a material adverse effect on Parent.

(e) Financing. Parent has, and at the Effective Time will have, the funds necessary to consummate the Merger and the transactions contemplated thereby, and to pay related fees and expenses. Obtaining financing is not a condition to Parent’s obligation under this Agreement.

(f) Prior Activities. Neither Parent nor any subsidiary of Parent has incurred, or will incur, directly or through any subsidiary, any material liabilities or obligations, except those incurred in connection with their respective organization or with the negotiation of this Agreement or the performance hereof, and the financing of the Merger and the consummation of the transactions contemplated hereby and thereby and obligations to brokers. Except as contemplated by the foregoing, neither Parent nor any subsidiary of Parent has engaged directly or through any subsidiary, in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person, or is subject to or bound by any obligation or undertaking.

ARTICLE 5

Covenants

5.01 Conduct of Business of Target. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Target and its Subsidiaries shall each (a) conduct its operations according to its ordinary and usual course of business and consistent with past practice, including, without limitation, continue its current drilling and workover program without cost mark-up or promotion charges being added to capital or workover related costs, or for additional reserves resulting from the drilling or workover operations; (b) use its best efforts to preserve intact its business organization and assets in all material respects, and maintain satisfactory relationships with suppliers, distributors, customers, banks and others having business relationships with them; (c) confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of a material nature and the general status of ongoing operations; and (d) notify Parent of any emergency or other change in the normal course of its business or its Subsidiaries' businesses or in the operation of its properties or its Subsidiaries' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated). Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, neither Target nor any of its Subsidiaries, as the case may be, shall, without the prior written consent of Parent, (i) issue, sell or pledge, or commit, authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of Target for Shares, or (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date thereof; (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities (including the Shares); (iii) split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any of its securities; (iv) declare or pay any dividend or distribution on any shares of capital stock of Target; (v) make any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or enter into a material contract or release or relinquish any material contract rights not in the ordinary course of business; (vi) incur any long-term debt for borrowed money or short-term debt for borrowed money; (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (viii) make any loans, advances (other than advances to employees for travel and entertainment in the ordinary course of business) or capital contributions to, or investments in, any other person; (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than when due; (x) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material license, lease, contract or other agreement or arrangement; (xi) other than in the ordinary course of business and consistent with past practice and not in an amount in excess of $50,000 or other than capital expenditures budgeted for the current period, make any capital expenditures or commitments for capital expenditures; (xii) acquire, sell, lease or dispose of (directly or by merger, consolidation or other business combination) any assets outside the ordinary course of business or any material assets, or enter into any commitment or transaction outside the ordinary course of business or adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or other reorganization; (xiii) propose or adopt any amendments to its Articles of Incorporation or Bylaws; (xiv) enter into any new employment agreement with any officer, director or employee or grant any material increase in the compensation or benefits to any officer, director or employee; (xv) take any action to terminate any of its employee benefit plans; (xvi) take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to written policies or consistent with written practices in effect prior to the date hereof) or with respect to any increase of benefits payable under its written severance or termination pay practices in effect on the date hereof; (xvii) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units); (xviii) file any consolidated Federal Tax Return relating to Taxes or income other than a Federal Tax Return to be filed by Target on or before January 15, 2007, in respect of federal income taxes for the fiscal year ended April 30, 2006; (xix) materially change accounting policies or procedures or any of its methods of reporting income, deductions or other material items for income tax purposes, except as required by GAAP or applicable law; or (xx) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect.

5.02 Section 338 Election. Parent accepts the tax basis in the assets of Target and its Subsidiaries, and neither Parent nor any affiliate or successor thereof shall at any time following the Effective Time make an election to take a “step-up” in basis pursuant to Section 338 of the Code.

5.03 Reimbursement of Capital and Workover-Related Expenditures. At Closing, Parent shall reimburse Target for all capital and workover-related costs and expenditures incurred by Target, not to exceed an average of Seven Hundred Thousand and No/100 Dollars ($700,000.00) per month for the period from January 1, 2006, to the Effective Time. The request for reimbursement made by Target to Parent shall be accompanied by an itemized list of the expenditures for which the request for reimbursement is being made.

5.04 Working Capital Requirement. As of the Effective Time, Target and its Subsidiaries shall have at least Five Million and No/100 Dollars ($5,000,000.00) of working capital that shall include, but is not limited to, rights to unpaid reimbursements pursuant to Section 5.03 of this Agreement (the “Working Capital Requirement”). In the event that Target and its Subsidiaries have less than the Working Capital Requirement at the Effective Time, the Major Shareholders shall be severally, in the proportions set forth in Annex “A” attached to this Agreement and made a part hereof for all purposes, responsible to Parent for payment of the shortfall, but in the event that, at the Effective Time, Target and its Subsidiaries have more than the Working Capital Requirement, Parent shall be responsible to the Major Shareholders for payment of the excess. Working capital is defined as current assets less current liabilities determined in accordance with GAAP.

5.05 No Solicitation. Target and its Subsidiaries shall not, and shall cause their officers, directors, employees, investment bankers, representatives, agents and affiliates not to, directly or indirectly, (a) encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or encourage any inquiry or proposal from, any person (other than Parent or any affiliate of Parent) concerning or in respect of any merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving Target or any Subsidiary or division of Target; (b) disclose, directly or indirectly, any information not customarily disclosed to any person concerning its business or properties, afford to any other person access to their properties, books or records or otherwise assist or knowingly encourage any person in connection with any of the foregoing; or (c) amend or waive compliance with any confidentiality agreement between Target and any other person; provided, however, that nothing contained in this Section 5.05 shall prohibit Target or its Board of Directors from taking and disclosing to Target's shareholders a position with respect to a tender offer by a third party or from making such disclosure to Target's shareholders which, in the judgment of the Board of Directors with the advice of counsel, may be required under applicable law. Target will promptly communicate to Parent the terms of (including delivery of copies thereof) (i) any proposal or inquiry which it may receive in respect of any such transaction, (ii) any such information requested from it or (iii) any such negotiations or discussions being sought to be initiated with Target.

5.06 Access to Information.

(a) Target will (i) give Parent and its authorized representatives access during regular business hours upon reasonable notice to all of the Assets and books and records of Target and its Subsidiaries, (ii) permit Parent to make such inspections as it may require and (iii) cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the Business and the Assets of Target and its Subsidiaries as Parent may from time to time request.

(b) If Parent discovers anything in connection with its due diligence examination of the Business, the Assets or the liabilities of Target or its Subsidiaries that, if not cured, would cause Parent to terminate this Agreement, Parent shall advise Target of such matter and give Target a reasonable opportunity to cure the matter before exercising any termination rights Parent may have under this Agreement.

(c) No investigation by Parent shall affect, add to or subtract from any representations or warranties or the conditions to the obligations of the parties hereto.

5.07 Reasonable Best Efforts; Proxy Statements; Board Recommendations. Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, if required, properly holding shareholder meetings in accordance with applicable law and filing any and all proxy statements and related materials with the United States Securities and Exchange Commission (“SEC”). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. In addition, as promptly as practicable after the execution of this Agreement, Target and Parent shall each prepare and, if required, file with the SEC a proxy statement to be sent to their respective shareholders in connection with the each shareholder meeting.

5.08 Public Announcements. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the agreements ancillary hereto or the transactions contemplated hereby or thereby without the prior consent of Parent (in the case of Target and the Major Shareholders) or Target (in the case of Parent); provided, however, that (i) nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party's counsel determines such action to be required by or reasonably prudent in order to comply with, applicable law (including the Securities Act and the Exchange Act), or the regulations of any government agency or self-regulating organization in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance; and (ii) any party may disclose this Agreement and the agreements ancillary hereto and the transactions contemplated hereby or thereby to third parties in connection with securing consents of such third parties and in connection with any permits, approvals, filings or consents required by law to be obtained. To the extent feasible, prior to the Closing, all press releases or other announcements or notices regarding the transactions contemplated by this Agreement or the agreements ancillary hereto shall be made jointly by Target and Parent.

5.09 Other Actions. No party shall knowingly take any action, except in every case as may be required by applicable law, that would or is intended to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any manner having a material adverse effect, (iii) any of the conditions set forth in this Agreement not being satisfied or in a violation of any provision of this Agreement, (iv) adversely affect the ability of any party to perform its covenants and agreements under this Agreement, or (v) adversely affecting the ability of any of them to obtain any of the consents or approvals required from any governmental authorities as a condition to Closing.

5.10 Proxy Statement. Target and its Subsidiaries shall supply such information as is reasonably requested by Parent for inclusion in Parent’s proxy statement to be filed with the SEC. Target shall take such action as may be necessary to ensure that (i) the information supplied by Target for inclusion in the proxy statement shall not at the time the proxy statement is mailed to Parent’s shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated in the proxy statement or necessary in order to make statements in the proxy statement, in light of the circumstances under which they were made, not misleading, (ii) the information included or supplied by on or behalf of Target for inclusion in any Regulation M-A Filing shall not, on the date the proxy statement is first mailed to shareholders of Parent, at the time such Regulation M-A Filing is filed with the SEC, at the time of the Parent shareholders’ meeting and at the Effective Time contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the proxy statement not false or misleading, or omit to state any material fact necessary to correct any a statement in any earlier communications with respect to the solicitation for proxies for the Parent shareholders’ meeting that has become false or misleading. If at any time prior to the Effective Time any event relating to Target or any of its affiliates, officers, or directors is discovered by Target that should be set forth in an amendment or a supplement to the proxy statement, Target shall promptly so inform Parent.

5.11 Standstill Agreement. In recognition and consideration of the fact that the Target and its management and its Major Shareholders have and will invest substantial time and effort in connection with the transactions contemplated by this Agreement and, in addition, will be foregoing other opportunities to dispose of Target or its Oil and Gas Interests, Parent agrees that it will not, for so long as this Agreement is in effect, enter into any agreements or permit its representatives to enter into any agreements with any other person or entity for the acquisition of other Oil and Gas Interests or any equity in any entity which owns Oil and Gas Interests which requires a closing earlier than the Closing Date of this Agreement.

ARTICLE 6

Conditions to Consummation of the Merger

6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

(a) No statute, rule, regulation, executive order, decree or injunction or other legal restraint shall have been enacted, entered, promulgated or enforced by any court or other governmental authority which is in effect and has the effect of prohibiting the consummation of the Merger;

(b) All approvals (including permits) of, and consents by, all federal, state, local and foreign governmental agencies and authorities and all filings with and submissions to all such agencies and authorities as may be required for the consummation of the Merger shall have been obtained or made (including any filings required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and any waiting period relating thereto shall have expired or been terminated); and

(c) In connection with the Merger and the other transactions contemplated hereby and without limiting the foregoing, each of the parties hereto shall have taken all action necessary to ensure that (i) no Takeover Statute or similar law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, or (ii) if any Takeover Statute or similar law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such law on the Merger and the other transactions contemplated by this Agreement.

6.02 Conditions to Obligations of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the satisfaction on or prior to the Effective Time, of the conditions that:

(a) All representations and warranties of Target contained in this Agreement (including the Disclosure Schedule hereto) shall be true and correct as of the date when made and on and as of the Closing Date;

(b) Target and the Major Shareholders, respectively, shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Target or any Major Shareholder prior to or on the Closing Date;

(c) Any consent from any Party that under any Contract could terminate by reason of the transactions contemplated hereby shall have been delivered to Parent and shall be in form and substance reasonably satisfactory to Parent;

(d) Parent shall have received the opinion of counsel to Target, dated as of the Closing Date, in substantially the form of Annex “B” attached hereto and made a part hereof for all purposes;

(e) All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent and its counsel, and counsel to Parent shall have received all such information and such counterpart originals or certified or other copies of such documents as Parent or its counsel may reasonably request. Parent shall have received such other instruments, approvals and other documents as it may reasonably request to make effective the transactions contemplated hereby;

(f) Subject to Section 5.06(b) of this Agreement, Parent shall be satisfied in its sole discretion, with its legal, financial, geological and business investigations of the Business, the Assets and the liabilities (other than liabilities of Target [and not its Subsidiaries] arising from breaches of (i) Sections 4.01(b); (ii) and 4.01(i) hereof involving matters occurring prior to March 22, 2005) of Target and its Subsidiaries;

(g) Since the Balance Sheet Date, there shall have been no change in the Business, operations, Assets, results of operations or condition (financial or otherwise) of Target and its Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect;

(h) Parent shall have received audited financial statements for the periods ended December 31, 2005, together with such other financial statements and data as shall be reasonably requested in order to enable Parent to satisfy its financial reporting obligations under the Federal securities laws, which financial statements shall comply with Regulation S-X under the Securities Act;

(i) The Merger shall have been duly approved by the requisite vote under applicable law and Parent’s certificate of incorporation by the shareholders of Parent at a duly held meeting and the shareholders of Parent owning twenty percent (20%) or more of the shares sold in Parent’s initial public offering shall not have exercised their conversion rights as described in the Parent’s Prospectus dated October 24, 2005;

(j) Parent shall have filed its proxy statement relating to the Merger with and had same cleared by the SEC, and such proxy statement shall have been properly mailed to Parent’s shareholders; and

(k) Parent and its counsel shall have received a certificate of the President and Treasurer of Target dated the Closing Date and certifying that the conditions set forth in Sections 6.02(a) and 6.02(b) hereof have been satisfied. Such certificate shall be in form and substance reasonably satisfactory to Parent.

6.03 Conditions to Obligation of Target to Effect the Merger. The obligation of Target to effect the Merger is further subject to the satisfaction on or prior to the Effective Time, of the conditions that:

(a) All representations and warranties of Parent contained in this Agreement shall be true as of the date when made and on and as of the Closing Date;

(b) Parent shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date;

(c) All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Target and its counsel, and counsel to Target shall have received all such information and such counterpart originals or certified or other copies of such documents as Target or its counsel may reasonably request. Target shall have received such other instruments, approvals and other documents as it may reasonably request to make effective the transactions contemplated hereby;

(d) Target shall have received a certificate of the President and Treasurer of Parent dated the Closing Date and certifying that the conditions set forth in Sections 6.03(a) and 6.03(b) hereof have been satisfied. Such certificate shall be in form and substance reasonably satisfactory to Target; and

(e) The Merger shall have been duly approved by the requisite vote under applicable law and Parent’s certificate of incorporation by the shareholders of Parent at a duly held meeting or by written consent.

ARTICLE 7

Termination; Amendment; Waiver

7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of Target, but prior to the Effective Time:

(a) By mutual written consent duly authorized by the Boards of Directors of Target and Parent; or

(b) By Parent or Target if any court of competent jurisdiction or other government body shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) By Parent or Target if the Merger has been submitted to a vote and not approved by the requisite vote of the respective shareholders of Target or Parent; or

(d) By either of Parent or Target if the Effective Date has not occurred by July 1, 2006; or

(e) By Parent, at any time prior to the Closing Date, if (i) it has complied with Section 5.06(b) of this Agreement and if it then believes, in its sole judgment, that the conditions set forth in Section 6.02(f) shall not have been or will not be able to be fulfilled; or (ii) any credible claim of liability made against Target [and not its Subsidiaries] in excess of Fifteen Million and No/100 Dollars ($15,000,000.00) that arises from breaches of (A) Sections 4.01(b) hereof; or (B) 4.01(i) hereof involving matters occurring prior to March 22, 2005.

The termination of this Agreement pursuant to this Section 7.01 shall become effective on the date (the “Termination Date”) the consent is executed in the case of a termination pursuant to Section 7.01(a) or notice is given by the terminating party to the other parties hereto in the case of a termination pursuant to Section 7.01(b), (c), (d) or (e).

7.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.01 hereof, this Agreement, except for the provisions of Section 5.05 and Section 9.09, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

7.03 Amendment. This Agreement may be amended by an instrument in writing executed by or on behalf of each party hereto which has been duly approved by the Boards of Directors of Target and Parent at any time before or after approval of this Agreement by the respective shareholders of Parent and Target. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties.

7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by written action taken by or on behalf of the respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 8

Indemnification

8.01 Indemnification by Major Shareholders.

(a) Subject to the terms and conditions of this Section 8.01, the Major Shareholders (the “Indemnifying Parties”) agree to indemnify, defend, and hold harmless Parent and Acquisition Sub and their respective officers, directors, employees , agents and representatives (the “Indemnified Parties”) with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, obligations, liabilities, recoveries, deficiencies, and expenses (including interest, penalties and reasonable attor-neys' fees) of every kind and description (collectively, “Damages”) relating to or arising out of (i) any inaccurate representation made by Target in this Agreement, (ii) any breach of any warranties made by Target in this Agreement; or (iii) conversion of Target Common Shares contemplated under Section 3.01 of this Agreement.

(b) For purposes of administering the indemnification provisions set forth in this Section 8.01, the following procedure shall apply:

(i) Whenever a claim for Damages for or in respect of which indemnification is sought (a “Claim”) shall arise under this Section 8.01, the Indemnified Parties shall promptly and in no event later than ten (10) days after becoming aware of such a Claim, give written notice to the Indemnifying Parties setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such Claim and the basis upon which the Indemnified Parties believes that it is entitled to indemnification hereunder, provided that the Indemnified Parties’ failure to do so shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Indemnifying Parties’ ability to defend such Claim.

(ii) In the event of any Claim hereunder resulting from or in connection with any Claim brought by a third party, the Indemnifying Parties shall be entitled, at its sole expense, either:

(A) to participate therein, or

(B) to assume the entire defense thereof with counsel who is selected by it and who is reasonably satis-fac-tory to the Indemnified Parties, provided that the Indemnifying Parties agree in writing that they do not and will not contest their responsibility for indemnifying the Indemnified Parties in respect of such Claim, and no settlement shall be made without the prior written consent of the Indemnified Parties which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages to be paid solely by the Indemnifying Parties). If, however, the Claim would, if successful, result in the imposition of Damages for which the Indemnifying Parties would not be solely responsible hereunder, or representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnify--ing Parties shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (at their own expense) who shall cooperate with one another in defending against such Claim.

(iii) If the Indemnifying Parties do not choose to defend against a Claim by a third party, the Indemnified Parties may defend against such Claim in such manner as it deems appropriate or settle such Claim (after giving notice thereof to the Indemnifying Parties) on such terms as the Indemnified Parties may deem appropriate, and the Indemnified Parties shall be entitled to periodic reimbursement of expenses incurred in connection therewith and prompt indemnification from the Indemnifying Parties, including without limitation reasonable attorneys' fees, in accordance with this Section 8.01.

(iv) The Indemnifying Parties will not, without the Indemnified Parties’ written consent, settle or compromise any Claim or consent to any entry of judgment which does not include, as an unconditional term thereof, the giving by the claimant to the Indemnified Parties of a release from all liability with respect to such Claim. The Indemnifying Parties shall not be deemed to have notice of any Claim by reason of any knowledge acquired on or prior to the Closing Date unless express evidence is available establishing actual notice to one or more of the Indemnifying Parties.

(c) Except with respect to a Claim relating to (i) conversion of Target Common Shares contemplated under Section 3.01 hereof; or (ii) liabilities of Target (and not its Subsidiaries) arising from breaches of (A) Section 4.01(b) hereof; or (B) Section 4.01(i) hereof involving matters occurring prior to March 22, 2005 (which shall not be subject to the financial limitations set forth in subsections (i) and (ii) below), the indemnification obligations of Indemnifying Parties pursuant to this Section 8.01 shall be subject to the following limitations and provisions:

(i) No indemnification shall be required to be made by Indemnifying Party pursuant to Section 8.01(a) with respect to any Claim, unless and until the aggregate amount of Damages incurred by the Indemnified Parties with respect to all of its Claims (whether asserted, resulting, arising, imposed or incurred before, on or after the Closing Date) exceed Five Million and No/100 Dollars ($5,000,000.00) (the “Threshold”), it being agreed and understood that, if such amount is exceeded, the Indemnifying Parties shall be liable only to the extent such aggregate Damages exceed Five Million and No/100 Dollars ($5,000,000.00), subject to the limitations set forth in this Section 8.01(c).

(ii) The Indemnifying Parties shall not be required to indemnify Parent, or be otherwise liable in any way whatsoever to the Indemnified Parties, for any Damages that are subject to indemnification by the Indemnifying Parties under this Section 8.01 in excess of Ten Million and No/100 Dollars ($10,000,000.00) in total amount.

(iii) The indemnification obligations of the Indemnifying Parties pursuant to Section 8.01 shall be limited to actual damages and shall not include incidental, consequential, indirect, punitive or exemplary damages or investigative costs.

(iv) As a material inducement to the Indemnifying Parties to provide this indemnification, Parent hereby agrees and acknowledges, on behalf of itself and the other Indemnified Parties, that in relation to any breach of any representation or warranty made by Target pursuant to this Agreement the sole and exclusive relief and remedy available to the Indemnified Parties, in respect of said breach shall be to seek indemnification from the Indemnifying Parties for Damages to the extent properly claimable and as limited pursuant to the provisions of this Section 8.01.

(v) Each Indemnifying Party shall be liable to the Indemnified Parties in accordance with the provisions of this Section 8.01 severally in the proportions set forth in Annex “A.”

(d) Except with respect to inaccurate representations or breaches of warranties set forth in Sections 4.01(b) and 4.01(i) hereof relating to Target (and not its Subsidiaries) involving matters occurring prior to March 17, 2005 (which shall survive indefinitely), the representations and warranties of Target contained in this Agreement and the related indemnity obligations of the Indemnifying Parties contained in this Section 8.01 shall terminate on, and no action or claim with respect thereto may be brought after, the first anniversary of the Closing Date.

8.02 Indemnification by Parent. Parent agrees to indemnify, defend, and hold harmless Target, its Subsidiaries and the Major Shareholders with respect to any and all Damages relating to or arising out of its transactions and agreement with Lance Duncan and his affiliates. For purposes of this Section 8.02, the indemnification procedures described in Section 8.01(b) shall apply. The indemnification obligation of Parent described in this Section 8.02 shall terminate on, and no action or claim with respect thereto may be brought after, the first anniversary of the Closing Date.

ARTICLE 9

Miscellaneous

9.01 Survival of Representations and Warranties. Unless otherwise specifically provided to the contrary or unless the text of this Agreement clearly indicates otherwise, the representations, warranties, covenants and agreements made by any party to this Agreement shall not survive after the Effective Time. This Section 9.01 shall not (a) limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time, or (b) relieve a party from liability in the event such party fails to perform, or breaches, any of its obligations under this Agreement.

9.02 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise, provided that Parent may assign any of their rights and obligations to any wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

9.03 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Texas (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

9.04 Validity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future applicable state or federal laws or rules or regulations adopted thereunder by any governmental agency, body or instrumentality, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never constituted a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.05 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery (effective upon delivery); (b) facsimile (effective on the next day after transmission); (c) recognized overnight delivery service (effective on the next day after delivery to the service); or (d) registered or certified mail, return receipt requested and postage prepaid (effective on the third day after being so mailed), in each case addressed to the intended recipient as set forth below:

If to Parent or Acquisition Sub:

Platinum Energy Resources, Inc. 152 West 57th Street New York, New York 10019 Attention: Mark Nordlicht Facsimile: 212-581-0002

With a copy to:

Sills Cummis Epstein & Gross P.C. One Riverfront Plaza Newark, New Jersey 07102 Attention: Eliezer M. Helfgott Facsimile: 973-643-6500

If to Target:

Tandem Energy Holdings, Inc. Midland, Texas 79702-1559 Attention: Tim G. Culp Facsimile: 432-686-0527

With a copy to:

Snell Wylie & Tibbals 8150 North Central Suite 1800 Dallas, Texas 75206 Attention: Phillip A. Wylie Facsimile: 214-691-2501

Any party may change his or its address for receiving notices by giving written notice of such change to the other parties in accordance with this Section 9.04.

9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

9.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

9.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

9.10 Expenses. Parent and Target shall be responsible for the payment of their respective costs and expenses incurred in connection with the transactions contemplated by this Agreement.

9.11 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(e) “Affiliate” of a person shall mean (i) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and (ii) an "associate," as that term is defined in Rule 12b-2 promulgated under the Exchange Act.

(f) “Assets” shall mean the assets, tangible and intangible, of the Business.

(g) “Business” shall mean the oil and gas exploration, development and production business of the Target and its Subsidiaries.

(h) “Contract” shall mean written or oral agreements, commitments or arrangements of Target or a Subsidiary (i) involving $50,000 or more, individually or in the aggregate; (ii) relating to the borrowing of money, or the guarantee of any obligation of any officer, shareholder or other third party; (iii) providing for any covenant not to compete by Target or a Subsidiary or otherwise restricting in any way Target's or Subsidiary’s engaging in any business activity (including a description of the businesses to which the covenant not to compete applies); (iv) requiring Target or a Subsidiary to indemnify or hold harmless any Person; or (v) which could individually or together, to the extent they are one of a series of matters or related to one another, reasonably be considered material to the Business.

(i) “Control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

(j) “Good, Marketable and Defensible Title” shall mean title in and to the Oil and Gas Interests that, except for any permitted Encumbrances, and that to Target’s knowledge:

(i) Is free and clear of all defects, burdens and liens;

(ii) In the case of each Oil and Gas Interest, (A) is filed, recorded or otherwise referenced of record in the records of the applicable county in a manner which under applicable local law constitutes imputed notice of such Oil and Gas Interest to third parties acquiring an interest in or an encumbrance against such Oil and Gas Interest, or (1) in the case of federal leases, in the records of the applicable office of the Bureau of Land Management, (2) in the case of Indian leases and mineral development agreements, in the applicable office of the Bureau of Indian Affairs or applicable tribal records, or (3) in the case of state leases, in the records of the applicable state land office, but only to the extent the records referenced in (1), (2) and (3) above constitute imputed notice under applicable local law to third parties acquiring an interest in or an encumbrance against such leases, or (B) is assignable to Target or a Subsidiary out of an interest of record (as provided in clause (A) above), but only to the extent that all conditions required to earn an enforceable right to such assignment have been satisfied and the record owner of such interest is ready, willing and able to make such assignment;

(iii) In the case of each Oil and Gas Interest set forth in the reserve reports of Target or a Subsidiary that entitles Target or its Subsidiaries to receive and retain, without reduction, suspension or termination and after deduction of all applicable royalties, overriding royalties, production payments or other burdens payable out of production, not less than the percentage set forth in the reserve reports as Target's or its Subsidiaries’ “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from such Oil and Gas Interest, through the productive life of such Oil and Gas Interest, except for changes or adjustments in such “Net Revenue Interest” after the date hereof and in compliance with Target’s and its Subsidiaries’ covenants and agreement under this Agreement that result from the establishment of new units, changes in existing units (or the participating areas therein), the entry into of new pooling or unitization agreements, or an election not to participate in an operation under a joint operating agreement or a unit agreement;

(iv) In the case of each Oil and Gas Interest set forth in the reserve report of Target or its Subsidiaries that obligates Target or its Subsidiaries to bear not greater than the percentage set forth in the reserve report as Target's or its Subsidiaries’ “Working Interest” of the costs and expenses relating to the maintenance, development and operation of such Oil and Gas Interest (including the plugging and abandonment and site restoration with respect to all existing and future wells located thereon or attributable thereto), through plugging, abandonment and salvage of all wells and related lease facilities located on such Oil and Gas Interest or lands pooled, unitized or otherwise combined therewith, except for changes or adjustments in such “Working Interest” after the date hereof and in compliance with Target’s and its Subsidiaries’ covenants and agreement under this Agreement that result from the establishment of new units, changes in existing units (or the participating areas therein), the entry into of new pooling or unitization agreements, or an election by a third party not to participate in an operation under a joint operating agreement or a unit agreement;

(v) In the case of each Oil and Gas Interest, reflects that all royalties, rentals, Pugh clause payments, shut in gas payments and other payments due with respect to such Oil and Gas Interest have been properly and timely paid, except for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of Target’s or its Subsidiaries’ rights in such Oil and Gas Interest; and

(vi) Reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such prior sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Parent or its Subsidiaries incurring any liability or loss of title.

(k) “Hydrocarbons” shall mean oil, condensate, gas, casinghead gas and other liquid or gaseous Hydrocarbons.

(l) “Hydrocarbon Agreement” shall mean any of the Hydrocarbon Sales Agreements and Hydrocarbon Purchase Agreements.

(m) “Hydrocarbon Purchase Agreement” shall mean any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Target or a Subsidiary is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm's-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the Parent to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).

(n) “Hydrocarbon Sales Agreement” shall mean any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Target or a Subsidiary is a seller of Hydrocarbons (other than “spot” sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days` notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arm's- length contract for the same term with an unaffiliated third party purchaser).

(o) “Major Shareholders” shall mean Tim G. Culp, Jack A. Chambers, Michael G. Cunningham and Todd M. Yocham.

(p) “Material Adverse Effect” shall mean, when used in connection with Target and its Subsidiaries, any change, development, effect, condition or occurrence that has had or could reasonably be expected to be material and adverse to the Business, assets, properties, condition (financial or otherwise) or results of operations of Target and its Subsidiaries, taken as a whole, or to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement, other than, in any case, any change, development, event, effect, condition or occurrence (i) resulting from changes in the United States economy or the United States securities markets in general (including prevailing interest rate and stock market levels); or (ii) resulting solely from changes in the industries in which Target and its Subsidiaries operate and not specifically relating to Target or its Subsidiaries or solely from any decrease in the trading price or trading volume of Target Common Shares.

(q) “Oil and Gas Interests” shall mean: (i) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (ii) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (iii) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing

(r) “Person” shall mean a natural person, company, corporation, partnership, association, trust or any unincorporated organization.

(s) “Shareholder” shall mean a holder of Target Common Shares.

(t) “Subsidiary” shall mean an entity in which fifty percent (50%) or more of its outstanding equity securities are owned by Target.

(u) “Takeover Statute” shall mean any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover status or regulation under the laws of the State of Delaware or the State of Nevada or other applicable law.

(v) “Target Common Shares” shall mean the shares of common stock, $.001 par value, of Target.

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Signatures

To evidence the binding effect of the foregoing terms and condition, the parties have caused their respective duly authorized representative to execute and deliver this Agreement on the date first above written.

Parent:

PLATINUM ENERGY RESOURCES, INC.

By:	/s/ Mark Nordlicht
Mark Nordlicht,
Chairman

Target:

TANDEM ENERGY HOLDINGS, INC.

By:	/s/ Tim G. Culp
Tim G. Culp
President

Acquisition Sub:

PER ACQUISITION CORP.

By:	/s/ Mark Nordlicht
Mark Nordlicht
President

The following persons hereby acknowledge that (i) they are the Major Shareholders defined in the foregoing Agreement, and (ii) they are executing and delivering this Agreement in their individual capacities to evidence their agreement to be bound by the provisions of Sections 3.01, 3.04, 5.04 and 8.01 of this Agreement, but not otherwise.

/s/ Tim G. Culp
Tim G. Culp

/s/ Jack A. Chambers
Jack A. Chambers

/s/ Michael G. Cunningham
Michael G. Cunningham

/s/ Todd M. Yocham
Todd M. Yocham